Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

PICO HOLDINGS, INC. ANNOUNCES DEFINITIVE AGREEMENTS TO BUILD AND OPERATE A CANOLA PROCESSING PLANT

(LA JOLLA, CALIFORNIA)—September 22, 2010 PICO Holdings, Inc. (NASDAQ: PICO) has entered into definitive agreements to build and operate a canola processing plant with an integrated refinery near Hallock, Minnesota.  The plant will process up to 365,000 tons of canola seed annually, and produce over 280 million pounds of high value, food grade “RBD” canola oil (refined, bleached and deodorized) and 195,000 tons of canola meal annually.  The plant is expected to be operational by the fourth quarter of 2012.

Pending the completion of additional environmental permitting, it is anticipated that processing capacity will ultimately reach 570,000 tons of canola seed annually.  Driven by a strong management team, the operations are expected to have competitive advantages (in both seed supply cost and oil and meal sales) due to the plant’s strategic location, state of the art design and modern equipment, leading to operating and cost efficiencies.

Demand for canola oil is outstripping processing capacity in North America.  Growing demand for canola oil in the U.S. and worldwide is driven by human health related initiatives including municipal bans on the use of trans fats, reductions in saturated fats in diets, population growth, increased consumption per capita, and renewable fuel uses.

The total cost of the facility, including the expansion, is estimated at $168 million.  PICO Holdings will contribute approximately $60 million of equity for an 88% ownership interest.  Guaranteed Maximum Price construction, engineering, and technology contracts have been executed with leading firms in the industry that have significant prior experience. Closing of the transaction is subject to completion of an approximately $100 million non–recourse, senior secured construction loan facility.  In addition, we will apply for a New Market Tax Credit for the project that could provide $0.25  of tax credits for each $1.00 invested up to a maximum of $40 million.

Product and byproduct marketing agreements for both canola oil and meal are in place with Land O’Lakes Purina Feed LLC, a food and agricultural cooperative that had over $10 billion in sales in 2009.

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At full capacity utilization, using historical average prices over the last four years for canola seed, oil and meal, EBITDA (i.e., earnings before depreciation and amortization, interest and taxes) is projected to grow from $35 million in the first full year of operations to over $58 million by the fourth year of operations.

Commenting on the proposed investment, PICO’s President and Chief Executive Officer, John Hart, noted

“After nearly two years of investigation and analysis, current economic conditions have provided an opportunity to enter a business segment with compelling demographics, which has the potential to provide significant recurring cash flow and a return on investment similar to a venture capital project but with Greenfield risk.  There appear to be other similar niche opportunities, which could provide further growth in this new agribusiness segment for PICO.”

PICO Holdings’ agribusiness operations will be managed by Mr. Neil C. Juhnke, who has a degree in Mechanical Engineering and over 20 years of experience in the food processing industry with American Crystal Sugar Company, a grower owned Fortune 500 food company, and as an independent consultant.  Mr. Juhnke’s experience includes successful management of profitability of high capacity commodity processing plants.  Mr. Juhnke has deep experience in all aspects of plant management, including maintenance, production, capital projects, safety, product quality, environmental compliance and general and executive management.  Mr. Juhnke has extensive capital project experience with several project delivery structures including Engineering, Procurement and Construction (EPC), Design Build, and internal design, bidding, and construction management.

PICO is a diversified holding company.  PICO seeks to acquire, build and operate businesses where significant value can be created from the development of unique assets, and to acquire businesses which we identify as undervalued and where our management participation in operations can aid in the recognition of the business’s fair value, as well as create additional value.  Our objective is to maximize long-term shareholder value.  We manage our operations to achieve a superior return on net assets over the long term, as opposed to short-term earnings.  Currently our two major businesses are Vidler Water Company, a water resource development business, and Union Community Partners, a developer of residential lots in selected California markets.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties.  Actual results could differ materially because of factors such as:  the ability of the project to secure senior secured construction financing; the ability of the project to obtain the required environmental permitting to increase the plant’s processing capacity; a softening in demand for canola oil; the ability of the project to qualify for a New Market Tax Credit; the ability of the project to secure customers for its products at the rates and prices that are currently anticipated; prolonged weakness in the overall U.S. and global economies; and the impact of international affairs.  For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com.  We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance that may arise after the date of this press release.  Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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CONTACT:                                Max Webb                                Chief Financial Officer                                                      (858) 456-6022 ext. 216